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                                                                   EXHIBIT 23.1a

                          INDEPENDENT AUDITORS' CONSENT


The Shareholders and Board of Directors
Aspect Communication Corporation:



We consent to the use of our report dated January 22, 2004, except as to the fourth paragraph of Note 9 and Note 21, which are as of February 13, 2004, with respect to the consolidated balance sheets of Aspect Communications Corporation and its subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, incorporated herein by reference.



Our report refers to the Company's adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.


We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP


Mountain View, California
April 19, 2004